Exhibit 5.1
[Munger, Tolles & Olson LLP Letterhead]
September 2, 2011
Air Lease Corporation
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067

Re:	Registration Statement on Form S-1
Ladies and Gentlemen:
     We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of your Registration Statement on Form S-1 (File No. 333-173817) (as amended, the “Shelf Registration Statement”), regarding (i) the offering and sale of up to 59,498,903 shares of your Class A common stock, par value $0.01 per share (“Class A Common Stock”), and 1,829,339 shares of your Class B non-voting common stock, par value $0.01 per share (“Class B Non-Voting Common Stock” and, together with the Class A Common Stock, the “Common Stock”), by the selling stockholders named in the Shelf Registration Statement (collectively, the “Selling Stockholder Shares”), and (ii) the registration of 482,625 shares of Class A Common Stock issuable upon exercise of the outstanding warrants originally issued on June 4, 2010 to Société Générale S.A. and Commonwealth Bank of Australia to purchase 214,500 shares of Common Stock and 268,125 shares of Common Stock, respectively, at an exercise price of $20.00 per share (the “Warrant Shares”).
     As your counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinions set forth below. As to certain factual matters, we have relied, without independent verification, on certificates of public officials and certificates of your officers and representatives. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction

Air Lease Corporation
September 2, 2011

other than, the existing laws of the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions relating thereto.
     Based on the foregoing, we advise you that, in our opinion:
     1. The Selling Stockholder Shares are validly issued, fully paid and non-assessable.
     2. When the Warrant Shares have been issued in accordance with the warrants originally issued on June 4, 2010 to Société Générale S.A. and Commonwealth Bank of Australia to purchase 214,500 shares of Common Stock and 268,125 shares of Common Stock, respectively, at an exercise price of $20.00 per share, the Warrant Shares will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Shelf Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus in the Shelf Registration Statement. In giving our consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Munger, Tolles & Olson LLP Munger, Tolles & Olson LLP